Schedule of Participating Shareholders*


Names of Participating Shareholders


i.       Vince Foster

ii.      Robert J. Urbanski

iii.     John A. Martell

iv.      John R. Wilson

v.       Gary A. Tucci

vi.      Timothy A. Soule

vii.     Soule Trusts Partnership

viii.    Ronald W. Soule

ix.      James H. Haddox

x.       Derrick Jensen

xi.      John Colson







* Other than number of shares, the terms and conditions of the individual Stockholder's Agreements (as listed above) are substantially similar in form or substance.